                                                                     EXHIBIT 2.1

--------------------------------------------------------------------------------

                         AGREEMENT AND PLAN OF MERGER

                                     AMONG

                           ATRIA COMMUNITIES,  INC.,

                      ATRIA COMMUNITIES SOUTHEAST, INC.,

                       AMERICAN ELDERSERVE CORPORATION,

                                ANDY L. SCHOEPF

                             ELIZABETH A. SCHOEPF

                                      AND

                               EVELY C. SCHOEPF

--------------------------------------------------------------------------------

                                 March 3, 1997

                               TABLE OF CONTENTS

SECTION                                                                     PAGE
1.   The Merger................................................................ 1
     1.1  Merger of The Company into Acquisition Subsidiary.................... 1
     1.2  The Closing.......................................................... 2
     1.3  Charter and Management of Surviving Corporation...................... 2
     1.4  Conversion of Shares................................................. 3
     1.5  Adjustment of Exchange Ratio......................................... 3
     1.6  Exchange of Certificates Representing the Company Shares............. 4
     1.7  Atria Shares and Value Defined....................................... 5
     1.8  Unregistered Securities.............................................. 5

2.   Atria's Right to Terminate this Agreement................................. 5

3.   Representations and Warranties of the Company and the Shareholders........ 6
     3.1  Authority; Title to the Company Shares............................... 6
     3.2  Organization and Standing of the Company............................. 6
     3.3  Capitalization; Stock Ownership and Rights........................... 6
     3.4  Financial Statements................................................. 7
     3.5  Absence of Certain Events............................................ 7
     3.6  Authorization; No Violation; Compliance With Laws.................... 9
     3.7  Accounts Receivable..................................................10
     3.8  Books and Records....................................................10
     3.9  Brokers..............................................................10
     3.10  Completeness of Statements..........................................10
     3.11  Condition and Sufficiency of Assets.................................10
     3.12  Contracts, Arrangements and Commitments.............................11
     3.13  Current Employees and Compensation; Officers and Directors..........12
     3.14  Employee Benefits...................................................13
     3.15  Environmental Matters...............................................15
     3.16  Indebtedness to or from Employees...................................18
     3.17  Insurance...........................................................19
     3.18  Labor Matters.......................................................19
     3.19  Liabilities Not Disclosed On Balance Sheet..........................19
     3.20  Licenses, Permits and Franchises....................................20
     3.21  Litigation..........................................................20
     3.22  Medicare; Medicaid and Other Third-Party Payors.....................20
     3.23  Minutes and Stock Books.............................................20
     3.24  Proprietary Property................................................20
     3.25  Securities Representations..........................................21
     3.26  Shareholder's Residence.............................................21
     3.27  Taxes...............................................................22

                               TABLE OF CONTENTS

SECTION                                                                         PAGE
     3.28  Taxpayer Identification Number......................................  22
     3.29  Title to Properties; Encumbrances...................................  23

4.   Representations and Warranties of Atria...................................  24
     4.1   Incorporation; Corporate Power......................................  24
     4.2   Authorization; No Violation.........................................  24
     4.3   Securities Document.................................................  25
     4.4   Validly Issued......................................................  25
     4.5   Absence of Certain Changes..........................................  25
     4.6   Litigation..........................................................  25
     4.7   Compliance with Laws................................................  25
     4.8   Brokers.............................................................  26

5.   Covenants of the Parties..................................................  26
     5.1   Operation of the Company Pending Closing............................  26
     5.2   Negotiations With Others............................................  27
     5.3   Further Investigation of the Company and Atria......................  28
     5.4   Required Approvals..................................................  28
     5.5   Tax Treatment.......................................................  28
     5.6   Non-Competition Agreement...........................................  29
     5.7   Release and Resignation.............................................  29
     5.8   Registration Rights Agreement.......................................  29
     5.9   Repayment of Indebtedness from the Shareholders and
            Management; Compensation Arrangements..............................  29
     5.10  Payment of the Company's Indebtedness or Release of
            the Shareholders' Guaranties.......................................  29
     5.11  Board Representation................................................  29
     5.12  Furniture...........................................................  29
     5.13  Compliance with Conditions..........................................  29
     5.14  Further Actions.....................................................  30

6.   Conditions to the Obligations of Atria....................................  30
     6.1   Representations and Warranties Correct..............................  30
     6.2   Compliance with Covenants...........................................  30
     6.3   No Litigation.......................................................  30
     6.4   Approval from the Lenders...........................................  30
     6.5   Compliance with Laws; Governmental Approvals........................  30
     6.6   No Material Changes.................................................  30

7.   Conditions to Obligations of the Shareholders and the Company.............  30
     7.1   Representatives and Warranties Correct..............................  31


                               TABLE OF CONTENTS

SECTION                                                                     PAGE
     7.2  Compliance with Covenants............................................31
     7.3  No Litigation........................................................31
     7.4  Due Diligence Review.................................................31
     7.5  Approvals............................................................31

8.   Termination...............................................................31
     8.1  Termination Events...................................................31
     8.2  Effect of Termination................................................32

9.   Deliveries and Actions Taken at Closing...................................32
     9.1  Deliveries by the Shareholders and the Company.......................32
     9.2  Deliveries by Atria..................................................33
     9.3  Deliveries by Atria and the Shareholders.............................33

10.  Indemnification; Survival of Representations and Warranties...............33
     10.1  Survival of Representations and Warranties..........................33
     10.2  Indemnification by the Shareholders.................................34
     10.3  Remedies............................................................34
     10.4  Claims by Third Party...............................................34
     10.5  Failure by the Shareholders to Defend...............................34
     10.6  Obligations of the Shareholders in Defending Claims.................35
     10.7  Limits on Indemnification by Shareholders...........................35
     10.8  Indemnification by Atria............................................35

11.  Miscellaneous Provisions..................................................35
     11.1  Expenses............................................................35
     11.2  Shareholders' and Company's Knowledge Defined.......................36
     11.3  Notice..............................................................36
     11.4  Exhibits; Entire Agreement..........................................37
     11.5  Amendment; Waiver...................................................37
     11.6  Binding Effect; Assignment..........................................37
     11.7  Captions............................................................37
     11.8  Severability of Provisions..........................................37
     11.9  Further Assurances..................................................37
     11.10 Confidentiality.....................................................38
     11.11 Governing Law.......................................................38
     11.12 Publicity; No Disclosure............................................38
     11.13 Counterparts........................................................38

                                   EXHIBITS
                                   --------

DESCRIPTION                                                             EXHIBIT
Non-Competition Agreement.................................................... A
Release and Resignation...................................................... B
Registration Rights Agreement................................................ C


                                   SCHEDULES

DESCRIPTION                                                            SCHEDULE

States Where Each Acquired Company is Qualified............................ 3.2
Capital Outstanding Stock as of Closing Date............................... 3.3
Consolidated Financial Statements.......................................... 3.4
Events Since Last Fiscal Year End.......................................... 3.5
Shareholder's Required Authorizations...................................... 3.6
Broker Fees................................................................ 3.9
Condition and Sufficiency of Assets........................................3.11
Contracts, Arrangements and Commitment.....................................3.12
Current Employees, Directors and Officers..................................3.13
Employee Benefits..........................................................3.14
Environmental Matters......................................................2.15
Indebtedness from Management...............................................3.16
Insurance..................................................................3.17
Labor Matters..............................................................3.18
Liabilities Not Disclosed on Acquisition Balance Sheet.....................3.19
Licenses, Permits and Franchises...........................................3.20
Litigation.................................................................3.21
Proprietary Property.......................................................3.24
Taxes......................................................................3.27
Title to Property; Encumbrances............................................3.29
Buyer's Required Authorizations............................................ 4.2
List of Debt Guaranteed by the Shareholders................................5.10

                         AGREEMENT AND PLAN OF MERGER

     This Agreement And Plan Of Merger is entered into as of March 3, 1997, by and among (i) Atria Communities, Inc., a Delaware corporation ("Atria"), (ii) Atria Communities Southeast, Inc., a Delaware corporation ("Acquisition Subsidiary"), (iii) American ElderServe Corporation, a Georgia corporation ("Company"), and (iv) Andy L. Schoepf, Elizabeth A. Schoepf and Evely C. Schoepf , all of whom are Georgia residents (individually, a "Shareholder" and collectively, the "Shareholders").

     RECITALS:

     A. The Company owns, operates and manages assisted-living facilities located in the Southeastern United States. Shareholders own all of the issued and outstanding capital stock of the Company in the following amounts:

                                          NUMBER OF
                 SHAREHOLDER            COMMON SHARES            PERCENTAGE
               Andy L. Schoepf              500                      50%
               Elizabeth A. Schoepf         250                      25%
               Evely C. Schoepf             250                      25%

     B. Atria has formed Acquisition Subsidiary as a wholly-owned subsidiary corporation of Atria prior to the "Closing" (as defined herein) of the transaction described in this Agreement. Atria desires to exchange its common stock and cash for all of the issued and outstanding capital stock of the Company, pursuant to the terms of a Certificate of Merger of the Company into Acquisition Subsidiary, all pursuant to the terms of this Agreement.

     C. For federal income tax purposes, the parties intend that the merger for which this Agreement provides is a reorganization within the meaning of section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code").

     AGREEMENT:

     NOW, THEREFORE, the parties hereby agree as follows:

     1.   THE MERGER.

          1.1 MERGER OF THE COMPANY INTO ACQUISITION SUBSIDIARY. Upon the terms and subject to the conditions set forth in this "Agreement" (as defined in Section 11.4), at the "Effective Time" (as defined in Section 1.2) the Company shall be merged into Acquisition Subsidiary (the "Merger") and the separate corporate existence of The Company shall thereupon cease. Acquisition Subsidiary shall be the surviving corporation and its separate corporate existence shall continue unaffected and unimpaired by the Merger. For purposes of reference to Acquisition Subsidiary at and after Effective Time, Acquisition Subsidiary is hereinafter sometimes referred to as the "Surviving Corporation". The Merger shall be pursuant to the provisions of, and have the effect provided in, the applicable laws of the State of Delaware and the State of Georgia.

     1.2  THE CLOSING.

          (A) The closing of the Merger ("Closing") shall take place at the offices of GREENEBAUM DOLL & McDONALD, pllc, 3300 National City Tower, Louisville, Kentucky 40202, at 10:00 a.m., local time, on the later of (1) the third business day immediately following the day on which the last condition set forth in Sections 6 and 7 is fulfilled or satisfied in accordance herewith or
(2) March 31, 1997, but in no event later than April 15, 1997. Each party shall notify the others on the date that all the conditions precedent to such party's obligation to close the transactions described in this Agreement have been satisfied, fulfilled or waived.

          (B) The date on which the Closing occurs is hereinafter referred to as the "Effective Date". On the Effective Date, the parties shall cause a Certificate of Merger necessary to effect the Merger and all other such documents that may be required by applicable Delaware law to be filed with the Delaware Secretary of State and Articles of Merger necessary to effect the Merger and all other such documents that may be required by applicable Georgia law to be filed with the Georgia Secretary of State. The Merger shall be effective at the close of business ("Effective Time") on the date that all required documents are filed with the Secretaries of State of the States of Delaware and Georgia or on such later date as may be specified in the Certificate and Articles of Merger.

     1.3  CHARTER AND MANAGEMENT OF SURVIVING CORPORATION.

          (A) From and after the Effective Time and until further amended in accordance with applicable Delaware law, the Certificate of Incorporation of Acquisition Subsidiary shall be the Certificate of Incorporation of Surviving Corporation. The By-Laws of Acquisition Subsidiary, as in effect immediately prior to the Effective Time, shall be the By-Laws of Surviving Corporation until amended in accordance with applicable Delaware law.

          (B) From and after the Effective Time, the Board of Directors of Surviving Corporation shall consist of those persons who are the directors of Acquisition Subsidiary immediately before the Effective Time, with each such person continuing to serve as a director of Surviving Corporation in accordance with the provisions of Surviving Corporation's Certificate of Incorporation and By-Laws and applicable Delaware law. From and after the Effective Time, the officers of Surviving Corporation shall consist of those persons who are the officers of Acquisition Subsidiary immediately before the Effective Time, with each such person continuing to serve as an officer of Surviving Corporation in accordance with the provisions of the Surviving Corporation's Certificate of Incorporation and By-Laws and applicable Delaware law.

     1.4  CONVERSION OF SHARES.

          (A) At the Effective Time, all of the Company's common shares, having a par value of $1.00 per share (the "Company Shares"), issued and outstanding immediately prior to the Effective Time shall be converted into a number of "Atria Shares" (as defined in Section 1.7) and cash equal to $14,250,000, subject to an increase computed in accordance with Section 1.5 (the "Consideration"). The Consideration shall be split evenly between the Atria Shares (valued in accordance with Section 1.7) and (2) a cash payment (the "Cash Payment"). The Company Shares held by each Shareholder shall be exchanged for the percentage of Cash Payment and Atria Shares set forth below:

                                          NUMBER OF
                 SHAREHOLDER            COMMON SHARES            PERCENTAGE
               Andy L. Schoepf              100%                      0%
               Elizabeth A. Schoepf           0                      50%
               Evely C. Schoepf               0                      50%

          (B) The common stock, having a par value of $1.00 per share, of Acquisition Subsidiary that is issued and outstanding immediately prior to the Effective Time and owned by Atria shall remain issued and outstanding and shall represent all of the issued and outstanding capital stock of Surviving Corporation immediately following the Effective Time.

     1.5  ADJUSTMENT OF EXCHANGE RATIO.

          (A) The Company does not own all of the limited and general partnerships interests in Plantation South on Cypresswood Limited Partnership (Cypresswood"), and Plantation South of Auburn ("Auburn"), and a tenants in common interest in Plantation South at Hartwell ("Hartwell") (Cypresswood, Hartwell and Auburn are hereinafter referred to collectively as the "Partnerships"). On or before the Closing Date, Company may enter into agreements to acquire the Partnerships' interests not owned by the Company for an aggregate purchase price (net of the debt in the case of Hartwell) for all such Partnerships' interests in an amount not to exceed $1,750,000. To the extent that the Company has obtained such agreements, in a form acceptable to Atria, to acquire all of the Partnerships' interests not owned by the Company and the Company or Acquisition Subsidiary consummates simultaneously or within 30 days following the Closing Date the acquisition all such Partnerships' interests free and clear of any liens or encumbrances (but subject to the real estate debt in the case of Hartwell), the Consideration shall be increased by the amount by which $1,750,000 exceeds the purchase price for all such Partnerships' interests expended by the Company and the Acquisition Subsidiary.

          (B) If the Company or the Acquisition Subsidiary fails to acquire all of the Partnerships' interests in the manner described in Section 1.5(a), the Consideration shall be increased by an amount by which

               (1) the product of (A) 2.55 multiplied by (i) product of (1) total annualized net operating income (as set forth below in the following table) associated with each of the

Partnerships' interests that the Company or Acquisition Subsidiary acquires at the Closing or within 30 days following the Closing Date free and clear of all liens and encumbrances multiplied by (2) the percentage of the Partnerships' interests that the Company or the Acquisition Subsidiary actually acquired within such period from such third parties, exceeds

          (2) the amount of the purchase price for the Partnerships' interests acquired by the Company and Acquisition Subsidiary.

                 TABLE ILLUSTRATING THE MAXIMUM PURCHASE PRICE
                                                           MAXIMUM PURCHASE
               TOTAL         THIRD PARTY   NOI ATTRIBUTED  PRICE FOR THIRD
               ANNUALIZED    PARTNERS'     TO THIRD        PARTY INTEREST
PARTNERSHIP    NOI           INTERESTS     PARTY PARTNERS  @ 2.55
--------------------------------------------------------------------------------
Auburn       $   438,792.00        49.00%  $ 215,008.08    $   548,270.60
Hartwell         357,060.00        50.00%    178,530.00        455,251.50
Cypresswood      886,188.00        33.00%    292,442.04        745,727.20
             --------------                ------------------------------
  Total      $ 1,682,040.00                $ 685,980.12    $ 1,749,251.86
     Rounded............................................   $ 1,750,000.00
                                                           ==============

          (C) The amount of increase in the Consideration payable pursuant to this Section 1.5 shall be divided equally between Cash Payment and Atria Shares, valued in accordance with Section 1.7, and shall be delivered to the Shareholders at the Closing for those Partnerships' interests acquired on the Closing Date and within five days of the consummation of the acquisition of Partnerships' interests by the Acquisition Subsidiary within the 30-day period following the Closing Date.

     1.6  EXCHANGE OF CERTIFICATES REPRESENTING THE COMPANY SHARES.

          (A) As of the Effective Time, Atria shall deposit with National City Bank ("Transfer Agent") for the benefit of the Shareholders certificates representing that whole number of Atria Shares determined in accordance with
Section 1.4(a), and immediately available funds in lieu of any fraction of an Atria Share determined in accordance with Section 1.4(a). The Cash Payment shall be made to the Shareholders in immediately available funds at the Closing.

          (B) Promptly after the Effective Time, Atria shall cause the Transfer Agent to mail to each Shareholder receiving Atria Shares (1) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Company Shares shall pass, only upon delivery of the certificates representing Company Shares (the "Certificates") to the Transfer Agent and shall be in such form and have such other provisions as Atria may reasonably specify, and (2) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing Atria Shares and cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation to the Transfer Agent by a Shareholder, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, that Shareholder shall be entitled to receive in exchange therefor (1) certificates representing his proportionate share of that number of whole Atria Shares determined in accordance with Section 1.4(a), (2) immediately available funds in lieu of any fraction of an Atria Share, and (3) unpaid dividends and distributions, if any, on, Atria Shares which such holder has the right to receive in exchange for the Certificate surrendered pursuant to the provisions of this Section 1, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the amounts due in lieu of fractional shares, the Cash Payment, and unpaid dividends and distributions, if any.

          (C) Notwithstanding any other provisions of this Agreement, no dividends on Atria Shares shall be paid to a Shareholder until that Shareholder has surrendered his Certificate for cancellation as provided herein. Subject to the effect of applicable laws, following surrender of any Certificate, there shall be paid to the holder of the certificates representing whole Atria Shares issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time and a payment date before the date of surrender of the Certificate, less the amount of any withholding taxes which may be required thereon.

          (D) No fractional Atria Shares shall be issued pursuant hereto. In lieu of the issuance of any fractional Atria Share, cash adjustments will be paid to holders for such fractional Atria Share that would otherwise be issuable, and the amount of such cash adjustment shall be equal to such fractional proportion of the Value of an Atria Share.

     1.7 ATRIA SHARES AND VALUE DEFINED. For the purposes of this Agreement the term "Atria Shares" means Atria's common stock, having a par value of $.10 per share, and any securities into which such common stock may be converted or for which it may be exchanged as a result of or in connection with any merger, consolidation or share exchange that may occur between the date hereof and the Effective Date. For the purposes of this Agreement, the term "Value" shall be the average per share closing price of Atria Shares quoted on the NASDAQ National Market (as reported in the NASDAQ Composite Transactions reporting system as published in The Wall Street Journal or, if not published therein, in another authoritative source) for the ten consecutive trading days ending on the date immediately prior to the Closing Date; provided, however that the Value, for the purposes of calculating the number of Atria Shares to be issued to the Shareholders, shall not be less than $10 nor more that $11.875

     1.8 UNREGISTERED SECURITIES. The Atria Shares to be issued to Shareholders in the Merger will not be registered under the Securities Act of 1933, as amended (the "Act"), or under the laws of any other jurisdiction. The Shareholders may not sell, transfer, pledge or otherwise dispose of the Shares except in compliance with the provisions of the Registration Rights Agreement, a copy of which attached as Exhibit C.

  2. ATRIA'S RIGHT TO TERMINATE THIS AGREEMENT. The Shareholders and the Company have not yet completed the Schedules required to be delivered under this Agreement. The Shareholders and the Company have 14 days following the date of this Agreement to deliver to Atria completed Schedules, except that the Shareholders and the Company shall have 28 days following the date of this Agreement in which to deliver the Company's 1996 audited Financial Statements described in Section 3.4. If Shareholders and the Company fail to deliver any Schedule to Atria on or before the close of business of that 14th day (for each schedule other than the

Company's 1996 audited Financial Statements), such Schedule shall be deemed to state "None". For a period ending 24 days following the date of this Agreement, Atria shall have the right to terminate this Agreement for any reason upon notice to Shareholders, without incurring any liability or other obligation to the Company or the Shareholders. For all references in Section 3 to the Schedules, such disclosure and the representations and warranties corresponding thereto shall be deemed to be made in Section 3 as of the date of such Schedules.

  3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDERS.   The
Company and the Shareholders hereby represent and warrant to Atria as follows:

     3.1 AUTHORITY; TITLE TO THE COMPANY SHARES. The Shareholders and the Company have full right, power, authority and capacity to execute, deliver and perform this Agreement in accordance with its terms. Shareholders are the record and lawful owners of all of the issued and outstanding Company Shares and have good and marketable title to such Company Shares free and clear of all liens, pledges, encumbrances, proxies and charges of any nature whatsoever. None of the Company Shares is subject to any proxy, voting trust, stock restriction, stock purchase or stock redemption agreement or the like, other than restrictions of transfer under applicable state and federal securities laws.

     3.2  ORGANIZATION AND STANDING OF THE COMPANY.

          (A) The Company is duly organized, validly existing and in good standing under the laws of the State of Georgia. Set forth on Schedule 3.2 is a listing of all corporations, partnerships, limited companies business trusts and other business entities (collectively, the "Subsidiaries") in which the Company has an investment of either debt or equity, and the type and amount of such investment. Except as disclosed on Schedule 3.2, the Company owns, whether directly or indirectly, no interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business trust or other business entity. The Company and all of the Subsidiaries are hereinafter collectively referred to as the "Acquired Companies" and individually as an "Acquired Company".

          (B) Each of the Acquired Companies has, and at all times has had, full corporate power and authority to own and lease its properties as such properties are now owned and leased and to conduct its business as and where its business has and is now being conducted. Set forth on Schedule 3.2 is a list of each jurisdiction in which each of the Acquired Companies is qualified to do business under the laws of the states other than the state in which it is incorporated and those jurisdictions are the only jurisdictions in which each of the Acquired Companies is required by law to be qualified.

     3.3  CAPITALIZATION; STOCK OWNERSHIP AND RIGHTS.

          (A) The authorized capital stock of the Company, the number of shares issued and outstanding as of the date hereof and the number that will be issued and outstanding as of the Closing Date are set forth on Schedule 3.3. The Company Shares constitutes all of the issued and outstanding capital stock of the Company. All of the Company Shares are duly authorized, validly issued, fully-paid and non-assessable, and are held of record and beneficially owned by the Shareholders as set forth on Schedule 3.3.

          (B) Except as set forth in Schedule 3.3, all of the Company's interest in each of the Subsidiaries is duly authorized, validly issued, fully-paid and non-assessable, and are held of record and beneficially owned by the Company. None of the interests held by the Company in any of its Subsidiaries has been issued in violation of any federal, state or other law pertaining to the issuance of securities, or in violation of any rights, preemptive or otherwise, of any other investor in the Subsidiary.

          (C) There are no, nor are there any arrangements not yet fully performed which would result in any, outstanding options, warrants, agreements or other rights entitling any person or entity to purchase or acquire any of the Company Shares (whether unissued, treasury or issued and outstanding). There are no outstanding securities of the Company other than the Company Shares.

          (D) None of the Company Shares has been issued in violation of any rights, preemptive or otherwise, of any present or past shareholder of the Company or, to the knowledge of the Company and the Shareholders, in violation of any federal, state or other law pertaining to the issuance of securities.

     3.4 FINANCIAL STATEMENTS. Included as Schedule 3.4 are the consolidated financial statements for the Company relating to the operations of the Company for the fiscal years ended December 31, 1996, December 31, 1995, and December 31, 1994 (the "Financial Statements"). The Financial Statements for 1996 and 1995 have been audited by Bradshaw, Pope & Franklin, certified public accountants, independent auditors of the Company ("Accountants") and the Financial Statements for 1994 have been reviewed by the Accountants. The balance sheet dated December 31, 1996, that is included in the Financial Statements is referred to as the "Acquisition Balance Sheet." The Financial Statements have been prepared from the books and records of the Company in conformity with generally accepted accounting principles applied on a consistent basis, and present fairly in all material respects the financial position of the Company at the respective dates of the balance sheets included therein and the results of operations and changes in financial position of the Company for the respective periods covered thereby.

     3.5 ABSENCE OF CERTAIN EVENTS. Since the date of the Acquisition Balance Sheet, each of the Acquired Companies has not, except as set forth on Schedule 3.5:

          (A) issued, sold, purchased or redeemed any stocks, bonds, debentures, notes, or other securities of any of the Acquired Companies, adjusted the number of shares of capital stock outstanding, or issued, sold or granted any option, warrant or right to acquire any security of any of the Acquired Companies

          (B) waived or released any debts, claims, rights of value or suffered any extraordinary loss or written down the value of any inventories or other assets or written down or off any receivable in excess of $3,000;

          (C) declared, set aside or paid any dividend or distributions on any Company Shares;

          (D) made any commitment for capital expenditures regarding its business in excess of $5,000 for any single item or in excess of $15,000 in the aggregate, excluding those capital expenditures for projects under construction;

          (E) made any change in its business or its operation, other than changes in the lawful and ordinary course of business, none of which has, and which in the aggregate have had, an adverse effect on its operations, its financial condition, prospects or results of operations;

          (F) suffered any casualty, damage, destruction or loss to any of the Acquired Companies' assets in excess of $5,000 for any one event or in excess of $15,000 in the aggregate;

          (G)  suffered any material adverse change in its assets or business;

          (H) disposed of any of assets other than (1) inventory sold in the ordinary course of business consistent with past practices and (2) worn out or obsolete assets which have been replaced with assets of equal or greater value;

          (I) terminated, placed on probation or received the resignation of, any employee of any of the Acquired Companies who has or had managerial responsibilities ("Management Employee");

          (J)  changed or amended its Articles of Incorporation;

          (K) made any investment in any other corporation, limited liability company, association, partnership, joint venture or other business organization;

          (L) paid or obligated itself to pay any bonuses or extraordinary compensation to, or made any increase (except increases in the ordinary course of business) in the compensation payable (or to become payable by it) to, any officer, director or Management Employee of any of the Acquired Companies, or entered into any contract of employment not terminable by any of the Acquired Companies upon not more than 90 days' prior notice;

          (M) incurred or agreed to incur any indebtedness for borrowed money or allowed any of its assets to be subjected to any security interest, claim, equity, restriction, pledge, mortgage, lien, charge or encumbrance ("Encumbrances") whatsoever, other than restrictions which will not materially interfere with any of the Acquired Companies' use and enjoyment of its assets and property;

          (N) terminated or amended or received notice of the termination or amendment of (1) any lease, bids, contracts, commitments and other agreements, or (2) any permits, licenses, concessions, authorizations, franchises and similar rights granted to or held by it, which are necessary or related to its operations;

          (O) subjected any of the assets of any of the Acquired Companies to any Encumbrances or to any other similar charge of any nature whatsoever other than those that may arise as a result of the existing security interests of the Company;

          (P) adopted, modified or amended any incentive bonus plan, or any plan, contract or arrangement providing for employee insurance, bonuses, pension, profit sharing, stock purchase, deferred compensation or other employee benefits;

          (Q) entered into any agreement or commitment (whether or not in writing) to do any of the above;

and each of the Acquired Companies has:

          (R) continued the operation of each of the Acquired Companies in the ordinary course consistent with its past practices and maintained its operations, assets, books of account, records and files in substantially the same manner as heretofore; and

          (S)  used its best efforts to preserve its business.

     3.6  AUTHORIZATION; NO VIOLATION; COMPLIANCE WITH LAWS.

          (A) This Agreement has been duly executed and delivered by the Company and the Shareholders and constitutes as to each of them, a legal, valid and binding obligation enforceable in accordance with the terms of this Agreement. The Company and the Shareholders have full power and authority to enter into and deliver this Agreement and perform the transactions described herein.

          (B) Except as disclosed on Schedule 3.6 and except for any approvals under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant to that Act or any successor law (the "HSR Act"), to the Company's and Shareholders' knowledge, all consents, approvals, resolutions, authorizations, actions or orders, including those which must be obtained from all governmental agencies or authorities, required for the authorization, execution and delivery of, and for the consummation of the transactions described in, this Agreement have been obtained, except where the failure to obtain such consents or authorizations would not have a material adverse affect on the Company, its operations or on the ability of the parties to consummate the transactions described in this Agreement.

          (C) Except as disclosed on Schedule 3.6, the execution and delivery of this Agreement, the consummation of the transactions described in this Agreement, and the fulfillment of and compliance with its terms and provisions do not (1) conflict with or violate (A) any judicial or administrative order, award, judgment or decree applicable to any of the Acquired Companies or any of the Shareholders, (B) any material term, condition, provision, instrument, mortgage, agreement, contract or restriction to which either Shareholder or any of the Acquired Companies is a party, or by which any of them is bound, or which is applicable to the business or the assets and properties of any of the Acquired Companies, (2) require the approval, consent or autho-rization of any federal, state or local court, or any creditor of the Shareholders or any of the Acquired Companies, or any other person or entity, or
(3) give any party with rights under any instrument, agreement, contract, mortgage, judgment, award, order or other restriction the right to terminate, modify or otherwise change the rights or obligations of the Shareholders or any of the Acquired Companies thereunder.

          (D) To the knowledge of the Company and Shareholders, each of the Acquired Companies has complied, and is in compliance, with all laws, regulations, rules and orders applicable to it, its operations and the ownership or use of its assets, except where the failure to comply would not have a material adverse affect on any of the Acquired Companies, its financial condition, business or operations. The Shareholders have no knowledge of any facts or circumstances which may constitute or result in any noncompliance.

     3.7 ACCOUNTS RECEIVABLE. Each of the accounts receivables reflected on the Acquisition Balance Sheet and each of the accounts receivable acquired or generated since the date of the Acquisition Balance Sheet (a) is valid and accurately reflected as to amount, (b) arises from the furnishing of living accommodations and services to assisted-living community residents or facilities, (c) is legally enforceable according to their terms, (d) to the Company's and Shareholder's knowledge is not subject to any right, counterclaim or set-off by the other party, and (e) to the knowledge of the Company and the Shareholders, is collectible net of reserve set forth in the Acquisition Balance Sheet in full within 90 days after the date on which it first becomes due and payable.

     3.8 BOOKS AND RECORDS. To the knowledge of the Company and the Shareholders, the books of account of each of the Acquired Companies are properly maintained, and all monies due or to become due from or to or owing by, and all liabilities (actual or accrued) of any of the Acquired Companies, by reason of any transaction, matter or cause whatsoever have been duly, correctly and completely entered therein in all material respects.

     3.9 BROKERS. Except as disclosed in Schedule 3.9, all negotiations relative to this Agreement and the transactions described in this Agreement have been conducted by the Company and the Shareholders directly with Atria, without the assistance or intervention of any other person, in such manner as to give rise to any valid claim against Atria, the Company or the Shareholders for a finder's fee, brokerage commission or other like payment.

     3.10 COMPLETENESS OF STATEMENTS. The Shareholders and each of the Acquired Companies have disclosed to Atria in writing all material facts known to them relating to the representations and warranties made by them in this Agreement. No representation, warranty or covenant of any of the Acquired Companies or the Shareholders in this Agreement contains any untrue statement of a material fact, any misstatement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

     3.11 CONDITION AND SUFFICIENCY OF ASSETS. Except as set forth in Schedule 3.11, to the knowledge of the Company and Shareholders, the buildings, plants, structures, and equipment of each of the Acquired Companies are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, plants, structures, and equipment of each of the Acquired Companies are sufficient for the continued conduct of each's business after the Closing in substantially the same manner as conducted prior to the Closing.

     3.12  CONTRACTS, ARRANGEMENTS AND COMMITMENTS.

          (A) Except as set forth on Schedule 3.12, none of the Acquired Companies is a party to, or subject to, any of the of following, whether written or oral:

               (1) any management or employment contract or any contract, arrangement or commitment with any director, officer, employee, agent, shareholder or representative of any of the Acquired Companies;

               (2) any contract, arrangement or commitment with a labor union or association or other employee group;

               (3) any contract, arrangement or commitment containing covenants by it not to compete in any line of business with any person or entity or restricting the clients or customers from whom or the area in which it may solicit or conduct its business;

               (4)  any licensing agreement or similar contract;

               (5) any contracts, arrangements or commitments for capital expenditures in excess of $5,000 as to any one or in excess or $15,000, in the aggregate, excluding those capital expenditures for projects under construction as of the date hereof;

               (6) any contract, arrangement, commitment or pledge for civic or charitable contributions;

               (7) any agreement creating an Encumbrance against any of Assets of any of the Acquired Companies;

               (8) any contract, arrangement or commitment relating to borrowed money or creating or providing for long-term debt or continuing credit or any guaranty or suretyship obligation with respect thereto or any power of attorney;

               (9) any contract, arrangement or commitment continuing over a period of more than one year from the Closing Date and which involves the purchase of goods or services or otherwise creates any obligation on the part of any Company in excess of $5,000;

               (10) any agreement in which any of the Acquired Companies has covenanted to keep any information confidential;

               (11) any material contract, arrangement or commitment not made in the ordinary course of business; or

               (12) any lease or option to lease any real or personal property to or from any party.

          (B) Each of the Acquired Companies has delivered to Atria a complete copy of each agreement, contract or document listed on Schedule 3.12 (the "Contracts"). Each of the Acquired Companies has materially performed in all respects all obligations to be performed by it under the terms of the Contracts through the date of this Agreement, and is not in default under any Contract. Moreover, to the knowledge of the Company and the Shareholders, no event has occurred which, with notice or the passage of time, or both, would constitute a default under any Contract and (1) there is no basis for any of the other parties to the Contracts to assert that any of the Acquired Companies is in default thereunder and (2) the other parties to such Contracts are not in default thereunder. Except for those Contracts whose terms require the prior consent of the other party thereto for a change of control of the Company, the consummation of the transactions described in this Agreement will not cause a default under any Contract. Except as disclosed on Schedule 3.12, there are no existing disputes between any of the Acquired Companies, on the one hand, and any other party to any Contract, on the other hand.

     3.13  CURRENT EMPLOYEES AND COMPENSATION; OFFICERS AND DIRECTORS.

          (A) Set forth on Schedule 3.13 is a complete list of each of the Acquired Companies' directors, officers and all non-temporary employees of each of the Acquired Companies on the date hereof along with the amount of the current annual salaries or hourly rate and the total compensation paid or due for services to each director, officer or non-temporary employee for 1996, and a full and complete description of any commitments to such non-temporary employees and officers regarding compensation payable thereafter. There has been no change in the salaries or compensation paid to the Management Employees or officers of any of the Acquired Companies since the date of the Acquisition Balance Sheet, except as set forth on Schedule 3.13. Except as disclosed on Schedule 3.13, each of the Acquired Companies has not, because of past practices or previous commitments with respect to its employees or officers, established any rights or expectations on the part of such employees or officers to receive additional compensation inconsistent with past practices with respect to any period after the date hereof.

          (B) Except as disclosed on Schedule 3.13, all of the personnel provided by each of the Acquired Companies to its clients and customers are treated for all purposes as employees of such Acquired Company and none of such personnel is treated by that Acquired Company, either for tax or any other purpose, as an independent contractor. All of the temporary employees are compensated on an hourly basis for the work actually performed for the clients and customers of each of the Acquired Companies and none of such employees has, because of past practices or previous commitments with such temporary employees, established any rights or expectations on the part of such employees to receive additional compensation with respect to any period after the date hereof.

          (C) Except as set forth on Schedule 3.13, neither the execution and delivery of this Agreement nor the consummation of the transactions described herein will (a) result in any payment (whether severance pay, unemployment compensation or otherwise) becoming due from any of the Acquired Companies to any employee, director or officer or former employee, director or officer of any of the Acquired Companies, (b) increase any benefits otherwise payable to any employee, director or officer or former employee, director or officer of any of the Acquired Companies, or (c) result in the acceleration of the time of payment or vesting of any such benefits.

          (D) Except as set forth on Schedule 3.13, no Management Employee or officer of any of the Acquired Companies is a party to or subject to any contract, arrangement or commitment containing covenants by such employee or officer not to compete in any line of business with any person or entity or restricting the customers from whom or the area in which the Management Employee or officer may solicit or conduct business.

     3.14  EMPLOYEE BENEFITS.

          (A) Except as set forth on Schedule 3.14, the Company does not maintain or contribute to any bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation, fringe benefit, cafeteria, employment, consulting, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program, agreement or arrangement, any other "employee benefit pension plan", "employee welfare benefit plan", or "multi-employer plan" (within the meaning of Sections 3(2), 3(1) and 3(37), respectively, of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA")), or any other employee benefit plan, program, agreement or arrangement whatsoever, whether written or unwritten, for the benefit of any employee, former employee, officer, director, agent or representative of the Company (collectively, the "Employee Benefit Plans").

          (B) Except as provided on Schedule 3.14, with respect to each Employee Benefit Plan, the Company has heretofore furnished to Buyer true and complete copies of each of the following documents and Buyer acknowledges receipt of each of the following documents:

               (1) a copy of the Employee Benefit Plan (including all amendments thereto), if any;

               (2) a copy of the most recent annual report (Form 5500 series), if required under ERISA or the Code, with respect to each such Employee Benefit Plan;

               (3) a copy of the most recent Summary Plan Description, if required under ERISA, with respect to each such Employee Benefit Plan;

               (4) if the Employee Benefit Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof; and

               (5) the most recent determination letter received from the Internal Revenue Service with respect to each Employee Benefit Plan that is intended to be qualified under Code Section 401(a).

          (C) No representation has been made to participants or beneficiaries with respect to benefits under any of the Employee Benefit Plans that would entitle them to benefits greater than or in addition to the benefits provided by the actual terms of such plans.

          (D) Each of the Employee Benefit Plans is, and has been, operated and administered in all material respects, including reporting and disclosure requirements, in accordance with the requirements of all applicable law, and all reports required by any governmental agency with respect to each such plan have been timely filed, except as identified on Schedule 3.14. The Company has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Employee Benefit Plan subject to those standards and with respect to each other plan maintained by the Company (to the extent such obligations require contributions or other actions on or prior to the date hereof) and no Employee Benefit Plan has incurred any "accumulated funding deficiency" (whether or not waived) as defined in Section 412 of the Code nor applied for a waiver of the minimum funding standards of ERISA or the Code. All bonding required under ERISA with respect to each of the Employee Benefit Plans has been obtained and is in full force and effect. The Company is not liable for any contributions or excise taxes due and unpaid under any of the Employee Benefit Plans as of the date hereof, except as identified in Schedule 3.14. The Company has not been required to pay, or incurred, any withdrawal liability within the meaning of Section 4021 of ERISA to any multi-employer plan. The Company has not engaged in any transaction with a principal purpose of evading liability under Title IV of ERISA or incurred any liability under Sections 4062, 4063 or 4064 of ERISA. The Company has performed all obligations required to be performed by it under, and is not in material default under, or in material violation of, and has no knowledge of any material default or material violation by any party to, any Employee Benefit Plan.

          (E) Except as disclosed on Schedule 3.14, each of the Employee Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service to that effect, which letter covers the requirements of the Tax Reform Act of 1986 and the regulations thereunder, and no amendment to any such plan, or failure to amend any such plan, since such determination adversely affects its qualified status. No Employee Benefit Plan covers any individual other than an employee or former employee, officer or director of the Company and their beneficiaries and dependents, as applicable. The Company is not obligated to provide benefits in respect of current or prior employment to any individual other than pursuant to one or more of the Employee Benefit Plans. The Company has not made, or intends to make, any commitments to establish any new plan, program, agreement or arrangement that would, if in existence on the date hereof, be an Employee Benefit Plan.

          (F) Except as set forth on Schedule 3.14, no Employee Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees, officers, or directors of The Company for periods extending beyond their retirement or other termination of service (other than (1) coverage mandated by applicable law, or (2) death benefits or retirement benefits under any "employee benefit pension plan" as that term is defined in Section 3(2) of ERISA).

          (G) Except as set forth in Schedule 3.14, there has been no prohibited transactions (within the meaning of Section 406 of ERISA or Section 4975 of the Code) and not otherwise exempt under ERISA or the Code with respect to any Employee Benefit Plan; The Company has not incurred any liability for any excise tax arising under Section 4972 or 4980B of the Code and, to the knowledge of the Company after due inquiry, no fact or event exists, including the transaction contemplated hereby, that could give rise to any such liability; there are no pending, and to the knowledge of the Company after due inquiry, threatened claims (other than routine claims for benefits) by, on behalf of, or against any Employee Benefit Plan; and no litigation, investigation or administrative or other proceeding has occurred or, to the knowledge of the Company after due inquiry, is threatened involving any Employee Benefit Plan.

          (H) Except as provided on Schedule 3.14, the consummation of the transactions contemplated by this Agreement will not (1) except pursuant to the Employee Benefit Plans set forth in Schedule 3.14, entitle any current or former employee or officer of the Division to severance pay, unemployment compensation or any other similar payments, except as expressly provided in this Agreement, or (2) accelerate the time of payment or vesting or increase the amount of compensation due any such employee or officer, except as expressly provided in this Agreement.

          (I) Each group health plan (as defined in Section 4980B(g)(2) of the Code) maintained by the Company has been administered in compliance with the continuation coverage and notice requirements of Title I, Subtitle B, Part 6 of ERISA and Section 4980B of the Code (and the regulations thereunder).

          (J) For purposes of this Section 3.14, any reference to the Company shall be deemed to refer also to any entity which is under common control or affiliated with the Company within the meaning of Section 4001(a)(14) of ERISA and Section 414(b), (c), (m) and (o) of the Code.

     3.15  ENVIRONMENTAL MATTERS.

          (A) Except as disclosed on Schedule 3.15, each of the Acquired Companies is, and at all times has been, in material compliance with, and has not been and is not in violation of or liable under, any "Environmental Law" (as defined in Section 3.15(i)). None of the Acquired Companies or the Shareholders have any basis to expect, nor has any of them or any other person for whose conduct any of the Acquired Companies is or may be held to be responsible received, any actual or threatened order, notice, or other communication from
(1) any governmental body or private citizen acting in the public interest, or
(2) the current or prior owner or operator of any facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any "Environmental, Health, and Safety Liabilities" (as defined in Section 3.15(h)) with respect to any of the facilities or any other properties or assets (whether real, personal, or mixed) in which any of the Acquired

Companies has had an interest. None of the Acquired Companies generated, manufactured, refined, transferred, imported, used (except in normal course of business of the Acquired Companies), or processed, any "Hazardous Materials" (as defined in Section 3.15(k)) or transferred, disposed, recycled or received any Hazardous Materials.

          (B) There are no pending or, to the knowledge of the Shareholders and the Company, threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, related to or affecting any of the facilities or any other properties and assets (whether real, personal, or mixed) in which any of the Acquired Companies has or had an interest.

          (C) Neither the Shareholders or the Company has any reasonable basis to expect, nor has any of them or any other person for whose conduct any of the Acquired Companies is or may be held responsible, received, any citation, directive, inquiry, notice, order, summons, warning, or other communication that relates to "Hazardous Activity" (as defined in Section 3.15(j)), Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the facilities or any other properties or assets (whether real, personal, or mixed) in which any of the Acquired Companies had an interest.

          (D) Neither the Shareholders nor any of the Acquired Companies, nor any other person for whose conduct they are or may be held responsible, has any Environmental, Health, and Safety Liabilities related to the facilities or to any other properties and assets (whether real, personal, or mixed) in which any of the Acquired Companies (or any predecessor), has or had an interest, or, to the knowledge of the Company and the Shareholders, at any property geologically or hydrologically adjoining the facilities or any such other property or assets.

          (E) There are no Hazardous Materials present on or in the environment at the facilities or, to the knowledge of the Company and the Shareholders, at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the facilities or such adjoining property, or incorporated into any structure therein or thereon. Neither the Shareholders nor any of the Acquired Companies, nor any other person for whose conduct any of the Acquired Companies is or may be held responsible, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the facilities or any other properties or assets (whether real, personal, or mixed) in which any of the Acquired Companies has or had an interest except in full compliance with all applicable Environmental Laws.

          (F) There has been no release or, to the knowledge of the Shareholders and the Company, no threat of release, of any Hazardous Materials at or from the facilities of any of the Acquired Companies or, to the knowledge of the Company and the Shareholders, any geologically or hydrologically adjoining property, whether by the Shareholders, any of the Acquired Companies, or any other person.

          (G) The Company has delivered to Atria true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by the Shareholders or any of the Acquired Companies pertaining to Hazardous Materials or Hazardous Activities in, on, or under the facilities, or concerning compliance by the Shareholders, any of the Acquired Companies, or any other person for whose conduct they are or may be held responsible, with Environmental Laws.

          (H) For purposes of this Section 3.15, the term "Environmental, Health, and Safety Liabilities" means any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Federal, state or local law or regulation related to occupational safety and health and consisting of or relating to:

               (1) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

               (2) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or any Federal, state or local law or regulation related to occupational safety and health;

               (3) financial responsibility under Environmental Law or any Federal, state or local law or regulation related to occupational safety and health for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law or any Federal, state or local law or regulation related to occupational safety and health (whether or not such Cleanup has been required or requested by any governmental body or any other person) and for any natural resource damages; or

               (4) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or any Federal, state or local law or regulation related to occupational safety and health.

          (I) For purposes of this Section 3.15, the term "Environmental Law" means any legal requirement that requires or relates to:

               (1) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the environment;

               (2) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

               (3) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

               (4) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the environment when used or disposed of;

               (5)  protecting resources, species, or ecological amenities;

               (6) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

               (7) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

               (8) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

          (J) For purposes of this Section 3.15, the term "Hazardous Activity" means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the facilities or any part thereof into the environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the facilities, or that may affect the value of the facilities of any of the Acquired Companies.

          (K) For purposes of this Section 3.15, the term "Hazardous Materials" means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

     3.16 INDEBTEDNESS TO OR FROM EMPLOYEES. Except as set forth on Schedule 3.16, neither the Shareholders nor any of the directors, officers, employees, agents or representatives of any of the Acquired Companies, nor any family member of any of them, is now indebted to any of the Acquired Companies, except for normal travel expense advances, nor is any of the Acquired Companies indebted or obligated to any employee for payment other than the payment of salary and wages for services performed in the ordinary course.

     3.17 INSURANCE. Included as Schedule 3.17 is a complete listing of all insurance policies, including all errors and omissions insurance policies, insuring any of the Acquired Companies, and bonds issued concerning any of the Acquired Companies, detailing the coverage insured against and the amount thereof, the insurance carrier, the policy number and the premium payments. Except as disclosed on Schedule 3.17, any of the Acquired Companies does not and has not maintained any self-insurance programs. Schedule 3.17 further includes, to the extent currently available to any of the Acquired Companies and to the Shareholders' knowledge, a statement of all claims for insured losses filed by any of the Acquired Companies within the three-year period prior to the date hereof. Except as listed on Schedule 3.17, any of the Acquired Companies has not received any oral or written notice from any insurance carrier that (a) any of the Acquired Companies' coverage will be canceled in whole or in part or (b) that the premiums or premium rates (where the premium is computed on a fluctuating base) will be increased.

     3.18 LABOR MATTERS. Any of the Acquired Companies has not been, nor is it currently a party to, nor negotiating, any collective bargaining agreement. Since January1, 1995, there has not been and there is not presently pending or existing any union organizational or representation efforts underway or threatened, nor are there any existing or threatened labor strikes, slow downs, disputes, grievances or disturbances which might affect any of the Acquired Companies' operations. To the knowledge of the Company and the Shareholders, each of the Acquired Companies has complied with the National Labor Relations Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Occupational Safety and Health Act, Executive Order 11246 and all other federal or state laws relating to wages, hours and collective bargaining.

     3.19 LIABILITIES NOT DISCLOSED ON BALANCE SHEET. As of the date of the Acquisition Balance Sheet, any of the Acquired Companies had no debts, obligations (including obligations as a guarantor) or liabilities of any nature, whether fixed, absolute, accrued, or, to the knowledge of the Company and the Shareholders, contingent except as shown on the Acquisition Balance Sheet or as shown on Schedule 3.19. Except as shown on Schedule 3.19, since the date of the Acquisition Balance Sheet, none of the Acquired Companies has incurred or become subject to any debts, obligations (including obligations as a guarantor) or liabilities of any nature, whether fixed, absolute, accrued or, to the knowledge of the Company and the Shareholders, contingent, other than debts, obligations and liabilities incurred in the ordinary course of business consistent with past practices, or in connection with the Company's ongoing construction projects, development and acquisitions plans, all of which have been paid in full in the ordinary course of business or are reflected on any of the Acquired Companies' regular books of account on the date hereof and will be reflected on such books on the Closing Date and none of which (a) is inconsistent with the representations, warranties and covenants of any of the Acquired Companies and the Shareholders contained in this Agreement, (b) has or may be expected to have a material adverse effect on the businesses, financial condition, or results of operations of any of the Acquired Companies or (c) constitutes a guarantee of any form or type.

     3.20 LICENSES, PERMITS AND FRANCHISES. Schedule 3.20 lists all permits, concessions, franchises, certificates of compliance, certificates of need, consents, licenses, orders, approvals, certificates and authorizations held by the Acquired Companies (the "Permits"). To the knowledge of the Company and the Shareholders, except as set forth on Schedule 3.20, each of the Acquired Companies has all Permits for all applicable Federal, state and local authorization necessary or required for any of the Acquired Companies' operations. Each of the Acquired Companies has furnished Atria a complete copy of each of the Permits. All of the Permits are in full force and effect, and to the Company's and the Shareholders' knowledge, no suspension or cancellation of any of them is threatened.

     3.21 LITIGATION. Except as set forth on Schedule 3.21, there are no investigations, actions, lawsuits, claims, arbitrations or proceedings, either judicial, administrative or otherwise, pending or, to the knowledge of the Company and the Shareholders, threatened or contemplated, against or affecting any of the Acquired Companies, the Shareholders, the assets or properties of any of the Acquired Companies, the business of any of the Acquired Companies, or any employee, officer or director of any of the Acquired Companies, by or before any court, governmental department, commission, board, bureau, agency, mediator, arbitrator or other person or instrumentality. To the knowledge of the Company and the Shareholders, none of the Acquired Companies is subject to, or in default under, any court or administrative order, writ, injunction or decree applicable to it, any of the Acquired Companies' business, the assets and properties of none of the Acquired Companies, or to any of the Acquired Companies' employees and none of the Acquired Companies is in violation of any law, regulation, or rule applicable to any of them.

     3.22 MEDICARE; MEDICAID AND OTHER THIRD-PARTY PAYORS. None of the Acquired Companies is and has not been a participant in the Medicare and Medicaid insurance programs.

     3.23 MINUTES AND STOCK BOOKS. The minute and stock books of the Company contain complete record of any and all proceedings and actions at all meetings of any of the Acquired Companies' stockholders and board of directors required to be set forth in such minutes or for which minutes were prepared.

     3.24 PROPRIETARY PROPERTY. The Company owns no trade names, trademarks, service marks, trade dress, copyrights or any other intangible assets and goodwill. None of the Acquired Companies uses or otherwise needs any intellectual property for the operation of the business of any of the Acquired Companies. None of the Acquired Companies has agreed to indemnify any person in connection with any claim for infringement of any Intellectual Property. None of the Acquired Companies or the Shareholders have received notice of any claim that it is in violation or infringement of any Intellectual Property and, to the knowledge of the Company and the Shareholders, none of the Acquired Companies is infringing any intellectual property of any third party.

     3.25 SECURITIES REPRESENTATIONS.

          (A) Each Shareholder hereby acknowledges receipt of (1) Atria's quarterly report on Form 10-Q for the quarter ending September 30, 1996, (2) the Registration Statement of Atria, dated July 29, 1996, on Form S-1, and (3) Atria's 8-K, dated September 10, 1996 (collectively, the "Securities Documents").

          (B) The Shareholder receiving Atria Shares represents that he (1) has received all the information it deems necessary concerning Atria to evaluate the transactions described in this Agreement, (2) is acquiring Atria's Shares for his own account, and (3) has no present intention of dividing his interest in Atria's Shares with others or disposing of Atria's Shares in the absence of an opinion of counsel acceptable to Atria to the effect that Atria's Shares may be transferred without registration or unless the transfer of Atria's Shares is covered by an effective registration statement.

          (C) The Shareholder receiving Atria Shares represents that he is acquiring the Atria Shares for his own account for investment, and not with a view to the distribution or sale of Atria Shares and he is an accredited investor as defined in Rule 501 under the Securities Act. Such Shareholder has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the proposed investment in Atria Shares. Such Shareholder understands that, except as may otherwise be provided in the "Registration Rights Agreement" (as defined in Section 5.8), such Shareholder's ability to dispose of the Atria Shares in the public market for such stock or otherwise is limited by the Securities Act, including Rule 144 promulgated thereunder, and, therefore, he may have to bear the risk of his investment in such Atria Shares for an indefinite period of time.

          (D) The Shareholder receiving Atria Shares hereby acknowledges that each certificate representing Atria Shares that are issuable to such Stockholder pursuant to this Agreement shall be stamped or otherwise imprinted with a legend substantially to the following effect:

          The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), and are "restricted securities" as defined in Rule 144 promulgated under the Act. The securities may not be sold or offered for sale or otherwise distributed except (i) in conjunction with an effective registration statement for the shares under the Act, (ii) in compliance with Rule 144, or (iii) pursuant to an opinion of counsel satisfactory to any of the Acquired Companies that such registration or compliance is not required as to such sale, offer or distribution.

     3.26 SHAREHOLDER'S RESIDENCE. The residence or principal place of business address set forth on the signature page is Shareholder's true and correct residence or principal place of business, and is the only jurisdiction in which an offer to sell Atria's Shares was made to Shareholder.

     3.27 TAXES.

          (A) Each of the Acquired Companies has timely paid all ad valorem property taxes and other assessments levied on its assets and properties which have heretofore become due and payable. Each of the Acquired Companies has withheld amounts from its employees in compliance with the tax withholding provisions of the Code and other applicable federal, state or local laws, and has filed proper and accurate federal, state and local returns and reports, as appropriate, for all years and periods (and portions thereof) for which any such returns and reports were due for employee income tax, withholding taxes, social security taxes and unemployment taxes. Each of the Acquired Companies has paid or remitted all taxes and other amounts from its employees' wages for periods ended on or prior to the date hereof, and, for periods ended after the date hereof, for which payment is not yet due, each of the Acquired Companies has made adequate accruals on its regular books of accounts.

          (B) Each of the Acquired Companies has prepared, signed and filed all federal, state and other tax returns and reports required to be filed by law and regulation on or before the date hereof, and has timely paid or accrued all taxes or installments thereof, interest, penalties, assessments and deficiencies of every kind and nature whatsoever which were shown due and owing on such tax returns and reports or which were or are otherwise due and owing under all applicable laws and regulations for any periods for which returns or reports were due. The amounts recorded as payable for taxes in the Acquisition Balance Sheet is sufficient for the payment of all federal, state, foreign and local taxes attributable to all periods ended on or before December 31, 1996, and adequate accruals have been made by any of the Acquired Companies for all liabilities for taxes accruing since the date of the Acquisition Balance Sheet. There are in effect no agreements, waivers or other arrangements providing for an extension of time with regard to the assessment of any tax, or any deficiency with respect thereto, against any of the Acquired Companies, other than routine extensions in filing deadlines. Except as set forth on Schedule 3.27, there are no actions, suits, proceedings, investigations or claims now pending, nor, to the knowledge of the Company and the Shareholders proposed, against any of the Acquired Companies, nor are there any matters under discussion with the Internal Revenue Service, or other governmental authority, relating to any taxes or assessments, or any claims or deficiencies with respect thereto. The federal income tax returns for any of the Acquired Companies have not been audited by the Internal Revenue Service.

          (C) Complete copies of all federal and state income tax returns filed by any of the Acquired Companies since December 31, 1993, are included as part of Schedule 3.27.

     3.28 TAXPAYER IDENTIFICATION NUMBER. The Shareholders certify that (a) the number shown on the signature page opposite each Shareholder's name is that Shareholder's correct taxpayer identification number, (b) that the Shareholders are not subject to backup withholding because (1) the Shareholders have not been notified that they are subject to backup withholding as a result of a failure to report all interest or dividends or (2) the Internal Revenue Service has notified the Shareholders that they are no longer subject to backup withholding, and (c) the Shareholders are not foreign persons within the meaning of Sections 1445 and 1446 of the Code, and the regulations promulgated thereunder.

     3.29 TITLE TO PROPERTIES; ENCUMBRANCES.

          (A) Schedule 3.29 of this Agreement contains a complete and accurate list of all real property, leaseholds, or other interests therein owned by any of the Acquired Companies. The Company has delivered or made available to Buyer copies of the deeds and other instruments (as recorded) by which any of the Acquired Companies acquired such real property and interests, and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of any of the Acquired Companies and relating to such property or interests.

          (B) Each of the Acquired Companies owns good and marketable title to the real property each of the Acquired Companies owns, subject only to the matters permitted by this Section 3.29 and the exceptions set forth on the related title insurance policies. All buildings, plants, and structures owned by any of the Acquired Companies lies wholly within the boundaries of the real property owned by any of the Acquired Companies and does not encroach upon the property, or to the knowledge of the Company and Shareholders otherwise conflict with the property rights, of any other Person.

          (C) To the knowledge of the Company and the Shareholders, each of the Acquired Companies owns, subject only to the matters permitted by this Section 3.29, all of personal properties and assets (whether tangible or intangible) that they purport to own or located in the facilities owned or operated by each of the Acquired Companies or reflected as owned in the books and records of any of the Acquired Companies, including all of the properties and assets reflected in the Acquisition Balance Sheet (except for assets held under capitalized leases disclosed in Schedule 3.29 of this Agreement and personal property sold since the date of the Acquisition Balance Sheet in the ordinary course of business and consistent with past practice) and all of the properties and assets purchased or otherwise acquired by any of the Acquired Companies since the date of the Acquisition Balance Sheet (except for personal property acquired and sold since the date of the Acquisition Balance Sheet in the ordinary course of business and consistent with past practice).

          (D) All material properties and assets reflected in the Acquisition Balance Sheet are free and clear of all Encumbrances other than:

               (1) In the case of real property, (A) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of any of the Acquired Companies, and (B) zoning laws and other land use restrictions, rights of way, building use restrictions, exceptions, variances, reservations, none of which have a material adverse effect on the operations of any of the Acquired Companies at such real property that do not impair the present or anticipated use of the property subject thereto;

               (2) Mortgages or security interests shown on the Acquisition Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists;

               (3) Mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Acquisition Balance Sheet (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists;

               (4)  Liens for current taxes not yet due; and

               (5) Liens or rights to liens with respect to construction projects in progress.

          (E) None of the Acquired Companies acquired any of the personal property (whether tangible or intangible) in violation of any law.

   4. REPRESENTATIONS AND WARRANTIES OF ATRIA. Atria represents and warrants to the Company and the Shareholders as follows:

     4.1 INCORPORATION; CORPORATE POWER. Atria and Acquisition Subsidiaries each are duly organized validly existing and in good standing under the laws of the State of Delaware. Atria has, and at all times has had, full power and authority, corporate or otherwise, to own and lease its properties as such properties are now owned and leased and to conduct its business as and where the businesses have and are now being conducted.

     4.2  AUTHORIZATION; NO VIOLATION.

          (A) This Agreement has been duly executed and delivered by Atria and constitutes its legal, valid and binding obligation, enforceable in accordance with the terms of this Agreement. Atria has full power and authority, corporate and otherwise, to enter into and to deliver this Agreement and perform the transactions described herein.

          (B) Except for the approval under the HSR Act, the approval of the lenders under the Credit Agreement, dated August 15, 1996 ("Credit Agreement") and as set forth in Schedule 4.2, all consents, approvals, resolutions, authorizations, actions or orders, including those which must be obtained from governmental agencies or authorities, required of Atria for the authorization, execution and delivery of, and for the consummation of the transactions described in, this Agreement have been obtained.

          (C) Except for the Credit Agreement and as disclosed in Schedule 4.2, the execution and delivery of this Agreement, the consummation of the transactions described in this Agreement, and the fulfillment of and compliance with its terms and provisions do not (1) conflict with or violate (A) any judicial or administrative order, award, judgment or decree applicable to Atria or Acquisition Subsidiary or (B) any term, condition or provision of Atria's Certificate of Incorporation or By-Laws, Acquisition Subsidiary's Certificate of Incorporation or By-Laws, or any agreement, instrument, mortgage, contract, or restriction to which it is a party, or by which either is bound or which is applicable to either of their respective properties, or (2) require the approval, consent or authorization of any federal, state, or local court, or any creditor of Atria or Acquisition Subsidiary, or any other person or entity.

     4.3 SECURITIES DOCUMENT. As of the date of each of the Securities Documents, the Securities Documents (a) were prepared in all material respects in accordance with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, and (b) do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the combined balance sheets included in or incorporated by reference into the Securities Documents (including the related notes and schedules) fairly presents the consolidated financial position of Atria as of the date of each such balance sheet and each of the combined statements of income, retained earnings and cash flows included in or incorporated by reference into the Securities Documents (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of Atria for the period set forth therein (subject, in the case of unaudited financial statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles, as they relate to public companies, consistently applied during the periods involved, except as may be noted therein.

     4.4 VALIDLY ISSUED. The Atria Shares issued in accordance with the terms of this Agreement are duly authorized and, upon issuance, validly issued, fully paid and non-assessable and, assuming all representations and warranties of the Company and Shareholders in this Agreement to be true and compliance by the Shareholders with all the covenants contained in this Agreement and the Registration Rights Agreement, have been issued in compliance with all federal and state securities laws. The Atria Shares are approved for listing on the NASDAQ National Market and will be listed on NASDAQ National Market on the date of issuance to the Shareholders in accordance with the terms of this Agreement.

     4.5 ABSENCE OF CERTAIN CHANGES. Since the respective dates of each of the Securities Documents, Atria has conducted its business only in the ordinary course and there has not been any adverse change in the business, results of operation, or financial condition of Atria or any material change in its accounting principles, practices or methods.

     4.6 LITIGATION. Except as disclosed in the Securities Documents, there are no investigations, actions, lawsuits, claims, arbitrations or proceedings either judicial, administrative or otherwise pending or, to the knowledge of Atria, threatened or contemplated, against or affecting Atria or any of its subsidiaries, their respective assets or properties or their business or any employee, officer or director of Atria or any of its subsidiaries by or before any court, governmental department, commission, board, bureau, agency, mediator, arbitrator or other person or instrumentality, which, if adversely decided, would have a material adverse affect against Atria, its business, or the assets or properties of Atria, taken as a whole.

     4.7 COMPLIANCE WITH LAWS. Atria has complied, and is in compliance, with all laws, regulations, rules and orders applicable to it, its operations and ownership and use of its assets, except for the failure to comply would not have a material adverse affect upon Atria, its financial condition, business or operations taken as a whole.

     4.8 BROKERS. All negotiations relative to this Agreement and the transactions described in this Agreement have been conducted by Atria and Acquisition Subsidiary directly with the Shareholders and the Company, without assistance or intervention of any other person, in such manner as to give rise to any valid claim against Atria, Acquisition Subsidiary, Shareholders or the Company for a finder's fee, brokerage commission or other like payment.

   5. COVENANTS OF THE PARTIES.

     5.1 OPERATION OF THE COMPANY PENDING CLOSING. From the date hereof through the Closing Date, the Company and the Shareholders shall, except as otherwise provided herein and except as otherwise consented to by Atria:

          (A) continue each of the Acquired Companies' business and operations substantially in the same manner as heretofore, not undertake any transactions or enter into any contracts, commitments or arrangements other than in the ordinary course of business consistent with its past practices or for projects under construction as of the date hereof, and use their best efforts to preserve each of the Acquired Companies' present business and organization;

          (B) refrain form disposing of or encumbering or agreeing to dispose of or encumber any of the Acquired Companies' assets other than (1) inventory sold in the ordinary course of business consistent with past practices, or (2) worn out or obsolete assets which have been replaced with assets of equal or greater value;

          (C) maintain the Permits and not take any action, or refrain from taking any action, which could cause any of the Permits to be revoked, restricted or suspended;

          (D) not make any commitment for capital expenditure in excess of $5,000 other than those capital expenditures for projects under construction as of the date hereof;

          (E) maintain all of its assets in good working order and repair (normal wear and tear excepted) and take all commercially reasonable efforts necessary to maintain such assets for Atria's use and benefit after the Effective Date;

          (F) maintain its existing insurance coverage, subject to variations in amounts required by ordinary operations;

          (G) not terminate or amend, or suffer the termination or amendment of, any Contract or Permit except in the ordinary course of business;

          (H) not take or omit to take any action which would cause any of the representations and warranties made by it herein to be untrue or incorrect;

          (I) not declare or pay any dividend on, or make any distribution to the holders of, any of the Company Shares;

          (J)  not change its Articles of Incorporation or By-Laws;

          (K)  maintain each of the Acquired Companies' existence;

          (L) not authorize for issue or issue any additional shares of capital stock or change or otherwise adjust the number of shares of capital stock outstanding;

          (M) not make any investment in any other corporation, association, partnership, joint venture or other business organization or enter into, modify, terminate or waive any right under any material lease, license, contract or other instrument;

          (N) not increase the rate or change the nature of the compensation payable to any of the Acquired Companies' Management Employees, officers or directors, other than adjustment made under employment arrangements described in
Schedule 3.13; and

          (O) not incur or agree to incur any indebtedness for borrowed money or allow any of its assets to be subjected to any security interest, claim, equity, restriction, pledge, mortgage, lien, charge or encumbrance whatsoever, other than those restrictions which will not materially interfere with any of the Acquired Companies' use and enjoyment of its assets and property or those encumbrances incurred in connection with those projects under construction as of the date hereof.

     5.2 NEGOTIATIONS WITH OTHERS. During the period from the date hereof through the Closing Date (the "Due Diligence Period"), neither the Shareholders, nor the Companies, (a) negotiate, discuss or otherwise communicate with any other potential purchaser of any of the Company Shares or purchaser or lessee of assets or properties of any of the Acquired Companies, (b) solicit or encourage the submission of any proposal or offer to acquire any of the Company Shares, acquire or lease all or any portion of the assets or properties of any of the Acquired Companies or to enter into a joint venture with the Shareholders or with any of the Acquired Companies, (c) participate in discussions or negotiations regarding any proposal or offer to sell any of the Company Shares, to sell or lease all or any portion of the assets or properties of any of the Acquired Companies or to enter into a joint venture agreement with the Shareholders or with any of the Acquired Companies, (d) furnish to any person other than Atria and its representatives any information regarding any of the Acquired Companies other than creditors, partners or stockholders of the Acquired Companies or (e) cooperate in any way with or assist or participate in any proposal or offer from any person other than Atria to acquire any of the Company Shares, to acquire or lease all or any portion of the assets or properties of any of the Acquired Companies or to enter into a joint venture with Shareholders or with any of the Acquired Companies. If during the Due Diligence Period the Shareholders or any of the Acquired Companies receive any unsolicited offer or proposal to acquire any of the Company Shares, to acquire or lease all or any portion of the assets or properties of any of the Acquired Companies or to enter into a joint venture with Shareholders or any of the Acquired Companies, the Shareholders shall promptly notify Atria and provide it with copies of any written materials any of the Acquired Companies or the Shareholders receive from any third party that relates to such unsolicited offers or proposals.

     5.3  FURTHER INVESTIGATION OF THE COMPANY AND ATRIA.

          (A) During the Due Diligence Period, the Shareholders and the Company will afford to Atria and the officers, employees and representatives of Atria free access during reasonable business hours upon reasonable prior notice to the premises of any of the Acquired Companies, and to all records and information of the Acquired Companies relating to the Company Shares and the business assets and operations of the Acquired Companies during normal business hours upon reasonable prior notice so that Atria may have full opportunity to make such investigation as it shall desire of the affairs of the Acquired Companies. During the Due Diligence Period, the Shareholders and the Company shall furnish or cause to be furnished to Atria and the officers, employees and representatives of Atria, all data and information concerning the business, finances, properties, assets and affairs the Acquired Companies as reasonably requested by Atria, subject to the terms of Section 11.10. Atria shall conduct its investigation in such a manner as to minimize disrupting the Acquired Companies' operations.

          (B) During the Due Diligence Period, Atria shall furnish or shall cause to be furnished to the Shareholders and their representatives, such information as may be reasonably requested by the Shareholders to verify the accuracy of any representation made by Atria in this Agreement, to fulfill any information requests by it to satisfy legal and regulatory requirements and to determine Atria's ability to operate the Acquired Companies' facilities, maintain the Acquired Companies' growth and to recruit and train a sufficient number of quality employees on and after the Closing Date.

     5.4 REQUIRED APPROVALS. As promptly as practicable after the date of this Agreement, Atria, the Shareholders and the Company will make all filings required by legal requirements to be made by them in order to consummate the transactions described herein (including all filings under the HSR Act). Between the date of this Agreement and the Closing Date, the parties will (a) cooperate with each other with respect to all filings that Atria elects to make or is required by legal requirements to make in connection with the transactions described in this Agreement, and (b) cooperate with each other in obtaining all necessary consents.

     5.5 TAX TREATMENT. Atria, Acquisition Subsidiary, the Company and the Shareholders intend that the Merger shall be treated as a reorganization within the meaning of section 368(a)(2)(D) of the Code. Each of the parties hereto shall treat the Merger as a reorganization for all federal, state and local income or franchise tax purposes and shall take no position on any return of such income or franchise taxes as inconsistent with the reorganization treatment. The parties acknowledge that the income or loss of the Company through the Effective Date shall be included in the Company's separate return and the Company's income or loss on and after the Effective Date shall be included in Atria's consolidated return. The short period income tax return for the Company shall be prepared by Atria and approved by the Shareholders prior to filing with the Internal Revenue Service. If the Company and the Shareholders are advised by their counsel that the Merger fails to qualify for treatment as such a reorganization, the Company and the Shareholders shall have the right to terminate this Agreement.

     5.6 NON-COMPETITION AGREEMENT. The Company, each Shareholder and George Schoepf shall execute and deliver at the Closing a Non-Competition Agreement in the form of Exhibit A attached hereto pursuant to which they agree not to compete with Atria.

     5.7 RELEASE AND RESIGNATION. Each Shareholder shall execute and deliver at the Closing a letter in the form of Exhibit B attached hereto containing (1) his resignation from all offices as an officer, director and employee with all of the Acquired Companies effective as of the Closing Date, and (2) a general release of claims releasing all of the Acquired Companies from all liabilities and obligations that any of them may owe him for events arising on or before the Closing Date as set forth in Exhibit B.

     5.8 REGISTRATION RIGHTS AGREEMENT. Atria and the Shareholders shall execute and deliver at the Closing, the Registration Rights Agreement in the form of Exhibit C attached hereto.

     5.9 REPAYMENT OF INDEBTEDNESS FROM THE SHAREHOLDERS AND MANAGEMENT; COMPENSATION ARRANGEMENTS. The Company shall have the right to forgive up to an aggregate of $150,000 of its note receivables from the Shareholders and Management Employees. The Shareholders and all of the Management Employees shall repay the balance of all indebtedness that any of them may owe to any of the Acquired Companies in full prior to or at the Closing. The Company shall obtain a release of all compensation arrangements described in Schedule 3.13 without incurring any of the liabilities disclosed in such Schedule other than the obligation owed to Michael Burkes.

     5.10 PAYMENT OF THE COMPANY'S INDEBTEDNESS OR RELEASE OF THE SHAREHOLDERS' GUARANTIES. Within 90 days following the Closing Date, Atria shall cause the Company to either repay all accrued interest on and the outstanding principal balance of the Company's indebtedness owed to entities not affiliated with Company or the Shareholders that is personally guaranteed by the Shareholders, or obtain the release of such guaranties from the lenders. Such debt is listed on Schedule 5.10.

     5.11 BOARD REPRESENTATION. Until such time that the Shareholders are the beneficial owners of fewer than 400,000 Atria Shares, Atria shall cause a nominee selected by the Shareholders to be included in the slate of directors recommended by management of Atria to its stockholder for election at each annual meeting of stockholders held after the Closing Date and shall obtain the agreement of Vencor, Inc. to vote its Atria Shares in favor of such nominee.

     5.12 FURNITURE. All furniture in the offices of George and Andy Schoepf and furniture in the headquarters facility used by development and construction personnel shall be the property of the Shareholders as evidenced by a Bill of Sale to same to be delivered to Shareholders at the time of Closing.

     5.13 COMPLIANCE WITH CONDITIONS. All parties hereto agree to cooperate fully with each other in order to meet the conditions set forth in Sections 6 and 7. All parties further agree to use their respective best efforts, and to act in good faith, and to consummate the transactions described in this Agreement as promptly as possible.

     5.14 FURTHER ACTIONS. Each of the parties hereto agrees that it will, at any time, and from time to time, after the date hereof, upon the reasonable request of the appropriate party, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be required to complete the transactions described in this Agreement.

   6. CONDITIONS TO THE OBLIGATIONS OF ATRIA. The obligations of Atria to consummate the transactions described in this Agreement are subject to the fulfillment, prior to or at the Closing, of the conditions precedent that:

     6.1 REPRESENTATIONS AND WARRANTIES CORRECT. All representations and warranties of the Company and the Shareholders in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though made on such date.

     6.2 COMPLIANCE WITH COVENANTS. The Company and the Shareholders shall have performed and complied with all the covenants, agreements and conditions in all material respects required by this Agreement to be performed or complied with by them prior to or at the Closing.

     6.3 NO LITIGATION. No action or proceeding before any court or any governmental body will be pending or threatened pursuant to which an unfavorable judgment, decree, injunction or order would (a) prevent the carrying out of this Agreement or any of the transactions contemplated hereby, (b) declare unlawful the transactions described in this Agreement, (c) cause such transactions to be rescinded or (d) adversely affect the right of Atria to own the Company Shares or operate or control the business, operations or assets of the Company.

     6.4 APPROVAL FROM THE LENDERS. Atria has received approval from the lenders to the Credit Agreement and from Health Care Reit, Inc. to consummate the transactions described in this Agreement.

     6.5 COMPLIANCE WITH LAWS; GOVERNMENTAL APPROVALS. The Shareholders, to the extent applicable, and the Company have complied in all material respects with all laws and regulations relating to the operations of the Acquired Companies through the Effective Date and Atria has received all state licenses, if required, and certifications necessary for it to operate the Acquired Companies' business on and after the Closing Date in substantially the same manner as it was operated immediately prior to the Closing Date (including all approvals under the HSR Act).

     6.6 NO MATERIAL CHANGES. Atria is satisfied that no law, rule, order or regulation is proposed, pending, published for comment, introduced or enacted which, in the reasonable opinion of Atria, would have a material adverse affect on the financial condition or operations of the Acquired Companies following the Effective Date.

   4. CONDITIONS TO OBLIGATIONS OF THE SHAREHOLDERS AND THE COMPANY. The obligations of the Shareholders and the Company to consummate this Agreement and the transactions herein described are subject to the fulfillment prior to or at the Closing of the conditions precedent that:

     7.1 REPRESENTATIVES AND WARRANTIES CORRECT. All representations and warranties of Atria and Acquisition Subsidiary in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though made on such date.

     7.2 COMPLIANCE WITH COVENANTS. Atria shall have performed and complied with all the covenants, agreements and conditions in all material respects required by this Agreement to be performed or complied with by it prior to or at the Closing.

     7.3 NO LITIGATION. No judgment, decree, injunction or order by any court or any governmental body has been issued or is outstanding that would (a) prevent the consummation of any of the transactions described in this Agreement,
(b) declare unlawful any of the transactions described in this Agreement, or (c) cause this Agreement to be rescinded or voided.

     7.4 DUE DILIGENCE REVIEW. The Shareholders are satisfied that nothing has come to their attention during their due diligence review of Atria that would indicate that Atria will be unable to operate the Acquired Companies' facilities, maintain the Acquired Companies' growth and recruit and train a sufficient number of quality employees.

     7.5 APPROVALS. The Company has received approval from Health Care Reit, Inc. to consummate the transactions described in this Agreement.

  8. TERMINATION.

     8.1  TERMINATION EVENTS.

          (A) Atria may terminate this Agreement by delivery of notice of termination to the Shareholders and the Company if at anytime prior to the Closing Date:

               (1) Any representation or warranty of Shareholders or the Company in this Agreement or any other agreement or instrument delivered in connection therewith becomes materially untrue;

               (2) Shareholders or the Company fail or refuse to perform any obligation or covenant required of them by this Agreement to be performed by either of them prior to the Closing Date;

               (3) Any of the conditions in Section 6 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Atria to comply with its obligations under this Agreement) and Atria has not waived such condition on or before the Closing Date.

          (B) Shareholders and the Company may terminate this Agreement by delivery of notice of termination to Atria if at anytime prior to the Closing
   Date:

               (1) Any representation or warranty of Atria in this Agreement or any other agreement or instrument delivered in connection therewith becomes materially untrue;

               (2) Atria fails or refuses to perform any obligation or covenant required of it by this Agreement to be performed by it prior to the Closing Date; or

               (3) Any of the conditions in Section 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Shareholders or the Company to comply with their respective obligations under this Agreement) and Shareholders and the Company have not waived such condition on or before the Closing Date;

          (C) The parties may terminate this Agreement at any time prior to the Closing Date by mutual consent.

          (D) Any Party may terminate this Agreement by delivery of notice of termination to the other parties if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before April 15, 1997, or such later date as the parties may agree.

     8.2  EFFECT OF TERMINATION.  Each party's right of termination under
Section 8.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 11.1 and 11.10 will survive; provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

  9. DELIVERIES AND ACTIONS TAKEN AT CLOSING.

     9.1 DELIVERIES BY THE SHAREHOLDERS AND THE COMPANY. At the Closing on the Closing Date, the Shareholders and the Company shall deliver to Atria the following (duly executed and notarized where appropriate):

          (A) Copies of resolutions of the Board of Directors and the Shareholders of the Company which shall be in full force and effect as of the Effective Date authorizing the execution and delivery of this Agreement and the consummation of the Merger, certified by the Secretary of the Company;

          (B) The resignations of those officers and directors of the Company designated by Atria;

          (C) Certificate of Existence from the Secretary of State of the State of Georgia for the Company;

          (D) A certificate signed by each Shareholder and an executive officer of the Company certifying as to the fulfillment of the conditions set forth in Sections 6.1 through 6.3; and

          (E) Such other documents as may be reasonably requested by Atria, that it deems reasonably necessary, to effect the Closing.

     9.2 DELIVERIES BY ATRIA. At the Closing, Atria shall deliver to the Shareholders the following (duly executed where appropriate):

          (A) Copies of the resolutions of the Board of Directors of Atria or the Executive Committee of Atria's Board of Directors, which shall be in full force and effect as of the Effective Date, authorizing the execution of this Agreement and the consummation of the Merger, certified by the Secretary of Atria as of the Effective Date;

          (B) Certificates of Good Standing for Atria from the Secretary of State of Delaware;

          (C) Certificates of Good Standing for Acquisition Subsidiary from the Secretary of State of the States of Delaware and Georgia;

          (D) A certificate signed by an officer of Atria certifying as to the fulfillment of the conditions set forth in Section 7; and

          (E) Such other documents as may be reasonably necessary to effect the Closing.

     9.3 DELIVERIES BY ATRIA AND THE SHAREHOLDERS. At the Closing on the Closing Date, the Company, the Shareholders and Atria shall execute and deliver the Non-Competition Agreement provided for in Section 4.6.

  10. INDEMNIFICATION; SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

     10.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All statements contained in this Agreement shall be deemed representations and warranties of the party to whom such statement is attributable. All of the representations and warranties set forth in this Agreement, other than those representations and warranties set forth in Section 3.15 ("Environmental Warranty") and Section 3.27 ("Tax Warranty"), shall survive the date hereof and the consummation of all transactions described herein and any investigation made by Atria or the Shareholders for a period of 18 months following the Closing Date. The Environmental Warranty shall survive the date hereof and the consummation of all transactions described herein and any investigations made by Atria for a period of six years following the Closing Date. The Tax Warranty shall survive the date hereof and the consummation of all transactions described herein and any investigations made by Atria for a period equal to the applicable statute of limitations, without extensions. Notwithstanding anything in the foregoing to the contrary, any claim shall survive the expiration of a survival period applicable to such claim if notice thereof was given prior to the expiration of the applicable survival period. The Environmental Warranty only relates to matters as they may exist on or prior to the Closing Date.

     10.2 INDEMNIFICATION BY THE SHAREHOLDERS. Subject to Section 10.7, the Shareholders shall, jointly and severally, indemnify the Company, Atria, and their respective officers and directors (collectively, "Atria's Affiliates") against, and hold all of them harmless from, all debts, obligations, losses, claims, damages, liabilities, deficiencies, actions, suits, proceedings, demands, assessments, orders, judgments, writs, decrees, costs and other expenses (including reasonable attorney's and accounting fees) of any nature and of any kind whatsoever (collectively, "Damages") which may be made against or incurred by any of them resulting from or arising out of or in any way connected with:

          (A) Any misrepresentation, breach or nonfulfillment of any representation or warranty made by the Company or the Shareholders or the nonfulfillment, breach or default in the performance of any covenant, agreement or obligation of the Company or the Shareholders, whether contained in this Agreement or in any document or certificate furnished pursuant hereto; or

          (B) Tax liability of the Company for periods ending prior to or on the Closing Date for any amount in excess of the amounts accrued on the Acquisition Balance Sheet.

     10.3 REMEDIES. Upon the occurrence of any event for which Atria or any of Atria's Affiliates is entitled to indemnification under this Agreement, Atria shall notify the Shareholders of the type of Damage and its amount. Within 20 business days of delivery of such notice, the Shareholders shall either pay to Atria, by certified or official bank check, the full amount of such Damage or provide a certificate from the Shareholders setting forth with reasonable detail the reasons why the Shareholders do not believe that the claim constitutes Damages under this Agreement. Atria shall have all of the rights and remedies available to it at law, in equity, in bankruptcy or otherwise.

     10.4 CLAIMS BY THIRD PARTY. Atria shall give reasonable notice to the Shareholders after Atria has knowledge of any third-party claim, tax adjustment or deficiency proposed by the Internal Revenue Service or the commencement of any third-party legal proceedings ("Third-Party Claim") arising after the date hereof against Atria or any of Atria's Affiliates for which any of them is entitled to indemnification by the Shareholders hereunder. Except as set forth in the immediately following sentence, the Shareholders shall have the right to assume and control, at its expense, the defense of any Third-Party Claim and any settlement thereof, provided it promptly assumes such defense and acknowledges in writing its obligation to indemnify Atria and Atria's Affiliates in accordance with the terms of this Agreement. Notwithstanding the foregoing, Atria, at its expense, may assume or participate in the defense of any Third-Party Claim which Atria, in its discretion, believes may have a material impact on the business of Atria in continuing the operations and business of the Acquired Companies after the Closing.

     10.5 FAILURE BY THE SHAREHOLDERS TO DEFEND. If the Shareholders fail to assume promptly the defense of any Third-Party Claim at their expense and acknowledge their obligation to indem-nify Atria and Atria's Affiliates as provided herein, the Shareholders shall nonetheless reasonably cooperate with Atria at the Shareholders' expense, but such claim may be defended, paid, settled or otherwise disposed of in such manner as Atria shall in its sole discretion determine without in any manner impairing the indemnification obligations of the Shareholders arising under this Agreement.

     10.6 OBLIGATIONS OF THE SHAREHOLDERS IN DEFENDING CLAIMS. If the Shareholders assume the defense of any such Third-Party Claim, the Shareholders shall take all reasonable steps necessary in the defense or settlement of such Third-Party Claim, and shall furnish to Atria a copy of all written communications concerning such Third-Party Claim, including a copy of all pleadings, motions, judgments and other documents filed in court. Atria agrees to cooperate reasonably with the Shareholders in such defense, at the Shareholders' expense. The Shareholders shall not, in the defense of such Third-Party Claim, consent to entry of any judgment (except with the prior consent of Atria) or enter into any settlement (except with the prior consent of Atria) which does not include as an unconditional term thereof the giving by any claimant a release from all liability in respect of such Third-Party Claim to Atria.

     10.7 LIMITS ON INDEMNIFICATION BY SHAREHOLDERS. Notwithstanding anything to the contrary contained in this Agreement, Shareholders shall have no obligation to indemnify Atria or any of Atria's Affiliates unless the aggregate amount of Damages exceed $200,000, in which case the Shareholders shall be liable for the full amount of the Damages. In no event shall Shareholders be required to indemnify Atria and Atria Affiliates for Damages in an amount in excess of $7,000,000.

     10.8 INDEMNIFICATION BY ATRIA. Atria shall indemnify the Shareholders against, and hold the Shareholders harmless from, all Damages incurred by them resulting from any misrepresentation, breach or nonfulfillment of any of the representation or warranty made by Atria or Acquisition Subsidiary or the nonfulfillment, breach or default in the performance of any covenant, agreement or obligation of Atria or Acquisition Subsidiary, whether contained in this Agreement or in any document or certificate furnished pursuant hereto. Upon an occurrence of any event for which the Shareholders may be entitled to indemnification under this Agreement, the Shareholders shall have all the rights and remedies available to them as Atria and Atria's Affiliates have against the Shareholders, subject to the same limitations and procedures imposed upon Atria under the terms of this Section 10.

 11. MISCELLANEOUS PROVISIONS.

     11.1 EXPENSES.  Except as otherwise expressly provided in this Agreement:

          (A) the Shareholders shall bear all expenses (including attorneys' and accountants' fees) incurred in connection with the preparation, execution, and performance of this Agreement;

          (B) the Acquired Companies shall bear only those expenses (including attorneys' and accountants' fees) reasonably related to normal day-to-day operations; and

          (C) Atria shall bear all expenses (including attorneys' and accountants' fees) incurred by it in connection with the preparation, execution, and performance of this Agreement and the HSR Act filing fee.

     11.2 SHAREHOLDERS' AND COMPANY'S KNOWLEDGE DEFINED. For the purposes of this Agreement, the term "to the knowledge of the Company and the Shareholders" or, "to the Company's and Shareholders' knowledge," and similar phrases shall mean the knowledge of each of the Shareholders and all officers and directors of each of the Company's facilities (collectively the "Managers') of the Acquired Companies. In determining Shareholders' and Managers' knowledge, such persons shall be deemed to have exercised reasonable care in the performance of their duties for the Acquired Companies and in the disclosure of information to Atria in connection with the negotiation, execution and delivery of this Agreement and the consummation of the transaction as described in this Agreement.


     11.3 NOTICE. All notices, requests, demands and other communications required or permitted to be given or made under this Agreement shall be in writing and shall be deemed delivered on (a) the date of personal delivery or transmission by telegram or facsimile transmission, (b) the first business day after the date of delivery to a nationally recognized overnight courier service, or (c) the third business day after the date of deposit in the United States mail, postage prepaid, by registered or certified mail, return receipt requested in each case, addressed as follows, or to such other address, person or entity as either party shall designate by notice to the other in accordance herewith:

                If to Atria:   Atria Communities, Inc.
                               515 West Market Street, Suite 200
                               Louisville, Kentucky 40202
                               Attn: J. Timothy Wesley,
                                    Chief Financial Officer
                               FAX: (502) 596-4160

                With copy to:  Carmin D. Grandinetti
                               Greenebaum Doll & McDonald, PLLC
                               3300 National City Tower
                               Louisville, Kentucky 40202-3197
                               FAX: (502) 587-3695

      If to the Shareholders:  Andy Schoepf
                               5907 Basswood Cove
                               Buford, Georgia 30518
                               Voice: (770) 932-2462
     -------------------------------------------------------------------

                With copy to:  Michael Smith , Esq.
                               Gambrell & Stolz, L.L.P.
                               Suite 4300, One Peachtree Center
                               303 Peachtree Street
                               Atlanta, Georgia 30308
                               FAX:(404) 221-6501

     11.4 EXHIBITS; ENTIRE AGREEMENT. All Exhibits and Schedules to this Agreement shall be deemed to be incorporated herein by reference and made a part hereof as if set out in full at the place where first mentioned. As used herein the term "Agreement" shall mean this Agreement for Purchase and Sale of Stock and the Exhibits and Schedules hereto. This Agreement embodies the entire agreement and understanding of the parties hereto regarding its subject matter and supersedes all prior agreements, correspondence, arrangements and understandings relating to the subject matter hereof. No representation, promise, inducement or statement of intention has been made by any party which has not been embodied in this Agreement.

     11.5 AMENDMENT; WAIVER. This Agreement may be amended, modified, superseded, or canceled only by a written instrument signed by all of the parties hereto, and any of the terms, provisions, and conditions hereof may be waived, only by a written instrument signed by the waiving party. Failure of any party at any time or times to require performance of any provision hereof shall not be considered to be a waiver of any succeeding breach of such provision by any party.

     11.6 BINDING EFFECT; ASSIGNMENT. All the terms, provisions and conditions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns, provided, however, that this Agreement shall not be assigned by Atria without the prior written consent of the Shareholders.

     11.7 CAPTIONS. The captions in this Agreement are included for purposes of convenience only and shall not be considered a part of the Agreement in construing or interpreting any provision hereof.

     11.8 SEVERABILITY OF PROVISIONS. If any provision of this Agreement or the application thereof to any person or circumstance shall to any extent be held in any proceeding to be invalid or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it was held to be invalid or unenforceable, shall not be affected thereby, and shall be valid and be enforceable to the fullest extent permitted by law, but only if and to the extent such enforcement would not materially and adversely frustrate the parties' essential objectives as expressed herein.

     11.9 FURTHER ASSURANCES. The Shareholders and Atria each hereby agree to execute and deliver all agreements, documents and instruments required to be executed and delivered by them in this Agreement, and to execute and deliver such additional instruments and documents and to take such additional actions as may reasonably be required from time to time in order to effectuate the transactions described in this Agreement, whether prior to, at, or after the Closing.

     11.10 CONFIDENTIALITY.

           (A) The parties and their respective agents and employees shall hold and keep confidential all information which is proprietary in nature and non-public or confidential, in whole or in part (the "Information") which any of them may receive from the other party concerning the other party, including, but not limited to, (1) any and all marketing techniques and arrangements, mailing lists, purchasing information, pricing policies, quoting procedures, financial information, customer and prospect names and requirements, employee, customer, supplier and distributor data, and (2) any and all concepts and ideas including, without limitation, techniques and "know-how" (whether patentable or protected by copyright laws of the United States).

           (B) Failure to mark any of the Information as non-public, proprietary or confidential information shall not affect its status as part of the Information under the terms of this Agreement.

           (C) None of the parties nor their respective agents or employees shall, without the prior consent of the other party, disclose or use any such Information, in whole or in part, except in connection with the performance of the transactions described in this Agreement.

           (D) Unless otherwise required by law, each of the parties agrees that neither of them shall disclose any Information acquired as a result of this Agreement, to any person or entity, other than its respective counsel and other representatives, and such other third parties, such as bankers and lessors, with whom it must communicate to consummate the transactions described by this Agreement.

           (E) Atria's obligation of confidence with respect to any Information relating to the Company shall cease upon consummation by Atria of the transactions described herein. If Atria and the Shareholders do not consummate the transactions described herein, each party shall promptly upon termination of this Agreement redeliver to each other all copies, notes, compilations, extracts and other records or written material relating to the Information.

     11.11 GOVERNING LAW. This Agreement shall be governed by, and shall be construed and enforced in accordance with, the laws of the Commonwealth of Kentucky.

     11.12 PUBLICITY; NO DISCLOSURE. Before the Closing, no party to this Agreement shall make any press release or make any other public announcement regarding the existence of this Agreement or the transactions described in this Agreement, without prior consultation with and consent of the other parties to this Agreement.

     11.13 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first written above.

ATRIA COMMUNITIES, INC.                      /s/ ANDY L. SCHOEPF
                                             --------------------------
                                             ANDY L. SCHOEPF

By: /s/ J. Timothy Wesley                    Address:
   -----------------------------              5907 Basswood Cove
Title:      CFO                              --------------------------
      --------------------------              Buford, Ga. 30518
                                             --------------------------
            ("Atria")
                                             Taxpayer Identification Number:
ATRIA COMMUNITIES SOUTHEAST, INC.                 ###-##-####
                                             --------------------------

By: /s/ J. Timothy Wesley                    /s/ Elizabeth A. Schoepf
   -----------------------------             --------------------------
Title:      CFO                              ELIZABETH A. SCHOEPF
      --------------------------

     ("Acquisition Subsidiary")              Taxpayer Identification Number:
                                                  ###-##-####
                                             --------------------------
AMERICAN ELDERSERVE CORPORATION

                                                  /s/ Evely C. Schoepf
By: /s/ Andy L. Schoepf                      --------------------------
   -----------------------------             EVELY C. SCHOEPF
Title:  President
      --------------------------
                                             Taxpayer Identification Number:
          ("Company")                             ###-##-####
                                             --------------------------

                                              (collectively, the "Shareholders")

                                   EXHIBIT A
                           NON-COMPETITION AGREEMENT

     THIS NON-COMPETITION AGREEMENT ("Agreement") entered into and effective as of the ____ day of March, 1997, by and between ATRIA COMMUNITIES, INC., a Delaware corporation ("Atria"), and _________________, a Georgia resident ("Schoepf").

     RECITALS:

     A. Contemporaneously with the execution and delivery of this Agreement, a wholly owned subsidiary of Atria merged into American ElderServe Corporation, a Georgia corporation ("Company"), pursuant to the terms of an Agreement and Plan of Merger dated as of March 3, 1997 ("Merger Agreement"). Schoepf was a major shareholder and executive officer of the Company prior to the closing of the Merger Agreement.

     B. As a further inducement for the Atria to consummate the Merger Agreement, Schoepf agreed in the Merger Agreement to execute and deliver this Agreement.

     AGREEMENT:

     NOW, THEREFORE, the parties hereby agree as follows:

  1. NON-COMPETITION COVENANTS.

          1.1 FIRST RESTRICTIVE COVENANT. During the "Initial Term" (as defined in Section 1.4) of this Agreement, neither Schoepf nor any of his "Affiliates" (as defined in Section 2.1) shall engage in any of the following activities ("Competitive Activity") anywhere in the United States:

          (A) directly or indirectly enter into a contract, arrangement or other agreement to manage, consult with, render any services to or for, loan money or provide other financial assistance to, act in concert with, or in any manner become engaged by, any person, partnership, corporation, proprietorship, association or other entity engaged in the design, construction, and operation of an assisted living facility, home for the aged, congregate care home, personal care home or other similar facility ("Assisted Living Facility") designed to provide both residential services and assistance in daily living activities to the aged ("Competitive Business");

          (B) engage directly or indirectly in any Competitive Business on Schoepf's own account; or

          (C) become interested, directly or indirectly, in any Competitive Business, as a partner, shareholder, consultant, manager or in any similar relationship or capacity.

     1.2 SECOND RESTRICTIVE COVENANT. For a period ("Second Term") beginning as of the end of the Initial Term and ending on the later of (a) the fifth anniversary of the date of this

Agreement or (b) one year after Schoepf's nominee or representative ceases to be a director of Atria, neither Schoepf nor any of his Affiliates shall engage in a Competitive Activity anywhere within a five mile radius from an Assisted Living Facility owned, operated or managed by Atria.

     1.3  PERMITTED ACTIVITIES.

          (A) During both the Initial Term and the Second Term, Schoepf may engage in the following activities without violating the terms of covenants set forth in Section 1:

               (1) design, contract and operate Assisted Living Facilities and acquire, own, use, lease and sell such assets in connection with the terms of the Development Agreement between Devco, LLC and Atria, dated the date of this Agreement (the "Development Agreement"); and

               (2) purchase up to one percent of the outstanding securities of publicly traded companies engaged in a Competitive Business.

          (B) During both the Initial Term and Second Term, Delta Construction Company ("Delta"), an affiliate of Schoepf, without violating terms of this Agreement, may engage in the business of designing and constructing facilities from which a Competitive Business will be operated; provided, however, that (1) no portion of the price Delta or any of its Affiliates receive as compensation for designing and constructing such facility is contingent on the performance thereof, whether based on attaining certain occupancy rates, gross receipts, net profits or otherwise, (2) Delta, or any of its Affiliates, does not receive any equity or financial interest in the owner or operator of any such facility, and (3) all loans or other arrangements are made by Delta or any of its Affiliates to finance the construction and development of any such facility are paid in full prior to the date that the facility admits its first resident.

     1.4 INITIAL TERM. The "Initial Term" shall commence on the date of this Agreement and shall end on the earlier of (a) the third anniversary of the date of this Agreement or (b) the date that the Development Agreement terminates pursuant to Section 1.3 of the Development Agreement.

     1.5 CUMULATIVE REMEDIES. Schoepf acknowledges and understands that Atria consummated the Merger Agreement and all transactions described therein in reliance upon the fulfillment by Schoepf of the obligations imposed by this Agreement. Schoepf agrees that covenants contained in this Agreement are special unique and of an extraordinary character and that Atria would be irreparably harmed and would not be compensated adequately by damages for a breach by Schoepf of any of the covenants contained in Section 1 of this Agreement. Accordingly, Schoepf agrees that Atria shall be entitled, in addition to all other remedies, to specifically enforce and enjoin any violation of the covenants contained in Section 1 of this Agreement.

     1.6 REFORMATION OF COVENANTS. If any court with jurisdiction over the parties holds, in a nonappealable final decision, any of the covenants of this Agreement to be equitably unenforceable because it is too broad in scope as to area, activity or time covered, the court may reduce the scope of such covenant to whatever extent it deems reasonable and appropriate to protect the interest of all the parties hereto. The parties further agrees that they shall be bound by the terms of such lesser covenant held by the court to be enforceable. Furthermore, if Schoepf violates any of the covenants of Section 1 of this Agreement and Atria brings a legal action for injunctive relief, Atria shall not, as a result of the time involved in obtaining such relief, be deprived of the benefits of the full period of such covenant. Accordingly, the term of the covenants of Section 1 shall be deemed to have a duration specified in such covenant computed from the date such relief is granted, reduced by any time between when the period of restriction began to run and the date of first violation by schoepf.

   2. MISCELLANEOUS.

     2.1 AFFILIATE DEFINED. As used herein, the term "Affiliate" shall have the same meaning as that ascribed to such term in Rule 405, promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended, as such Rule exists as of the date of this Agreement.

     2.2 WAIVER OF BREACH. The waiver by any party of a breach of any provision of this Agreement by another party shall not operate or be construed as a waiver of any subsequent breach of such provision by such other party.

     2.3 BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon, and inure to and be enforceable by, the parties and their respective successors and assigns.

     2.4 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and understanding of the parties hereto regarding its subject matter and supersedes all prior agreements, correspondence, arrangements and understandings relating to the subject matter hereof.

     2.5 AMENDMENT OR MODIFICATION. This Agreement may be amended, modified, superseded, or canceled only by a written instrument signed by the parties hereto, and any of the terms, provisions and conditions hereof may be waived, only by a written instrument signed by the waiving party. Failure of any party at any time or times to require performance of any provision hereof shall not be considered to be a waiver of any succeeding breach of such provision by any party.

     2.6 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Kentucky, without regard to its principles of conflicts of law.

     2.7 HEADINGS. The headings contained in this Agreement are for convenience only and shall not be deemed a part of this Agreement in construing or interpreting the provisions hereof.

   IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first written above.

                                                  ATRIA COMMUNITIES, INC.

                                                  By: __________________________
                                                  Title: _______________________
                                                                ("Atria")



                                                  ______________________________
                                                  ___________________
                                                            ("Schoepf")

                                   EXHIBIT B
                            RELEASE AND RESIGNATION






                                        _______________ __, 1997


Board of Directors
American ElderServe Corporation
1770 Indian Trail Road, Suite 400
Duluth, Georgia 30093

Dear Gentlemen:

     Effective as of the date hereof, I hereby resign from all positions that I hold as an officer, director or employee of American ElderServe Corporation (the "Corporation"), a Georgia corporation. Furthermore, I hereby resign from all positions that I hold as an officer, director or employee of the entities listed in Schedule 3.2 (the "Affiliates") to that certain Agreement and Plan of Merger between Atria Communities, Inc., Atria Communities Southeast, Inc., American ElderServe Corporation, Andy L. Schoepf, Elizabeth A. Schoepf and Evely C. Schoepf, dated as of March 3, 1997 (the "Merger Agreement").

     Pursuant to terms of the Merger Agreement, I hereby release and discharge the Corporation and its Affiliates, from any and all claims, rights, demands, accounts, proceedings, liabilities, causes of actions, agreements, promises, losses, costs, expenses, recoveries, damages, monies, and penalties of every kind and description, whether in law or equity and whether matured and unmatured, liquidated and unliquidated, known or unknown, contingent, or otherwise, which I may now have, have had or may have, against the Corporation and its Affiliates for any events that occurred on or prior to, or any circumstance existing as of, the date of this letter.

                                        Respectfully submitted,